Exhibit 1.1

Execution Copy

$1,500,000,000

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

5.125% SENIOR SECURED NOTES DUE 2027

PURCHASE AGREEMENT

May 15, 2017

RBC Capital Markets, LLC

  as Representative of the Initial Purchasers (“Representative”)

c/o	RBC Capital Markets, LLC

3 World Financial Center

200 Vesey Street, 11th Floor

New York, New York 10281

Ladies and Gentlemen:

1.    Introductory. Cheniere Corpus Christi Holdings, LLC, a Delaware limited liability company (the “Company”), agrees with the initial purchasers named in Schedule A hereto (the “Purchasers”) subject to the terms and conditions stated herein, to issue and sell to the Purchasers in the aggregate U.S.$1,500,000,000 principal amount of its 5.125% Senior Secured Notes due 2027 (the “Notes”). The Notes shall be issued under an indenture dated as of May 18, 2016 (the “Base Indenture”), among the Company, the Guarantors (as defined herein) and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a second supplemental indenture that will be dated as of May 19, 2017, relating to the Notes (the “Second Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).

The payment of principal of, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed in accordance with the guarantee terms set forth in the Common Security and Account Agreement dated as of May 13, 2015 (the “Common Security Agreement”), among the Company, Corpus Christi Liquefaction, LLC (“CCL”), Cheniere Corpus Christi Pipeline, L.P. (“CCP”), Corpus Christi Pipeline GP, LLC (“CCP GP”), the Senior Creditor Group Representatives, the Security Trustee, the Account Bank and the Intercreditor Agent (as each is defined therein), on a senior basis, jointly and severally, by (i) CCL, CCP, CCP GP and (ii) any subsidiary of the Company formed or acquired after the Closing Date (as herein defined) that executes an additional guarantee in accordance with the terms of the Indenture, and their respective successors and assigns (collectively, the “Guarantors”), pursuant to such guarantees (the “Guarantees”). The Notes and the Guarantees attached thereto are herein collectively referred to as the “Securities”.

The holders of the Securities will be entitled to the benefits of a registration rights agreement dated as of the Closing Date (the “Registration Rights Agreement”) among the Company, the Guarantors and the Purchasers, pursuant to which the Company and the Guarantors agree to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the exchange of registered securities for the Securities or resale of the Securities under the United States Securities Act of 1933, as amended (the “Securities Act”) with terms substantially identical to the Securities (the “Exchange Notes” which, along with the Guarantees related thereto, are herein collectively referred to as the “Exchange Securities”).

The obligations of the Company under the Notes will be secured by the Collateral (as herein defined), over which the Company and current Guarantors have granted a security interest to Société Générale, as common security trustee (the “Security Trustee”), in accordance with the Security Documents (as defined in the Common Security Agreement).

A preliminary offering memorandum, dated May 15, 2017, (the “Preliminary Offering Memorandum”) relating to the Securities to be offered by the Purchasers, and a final offering memorandum (the “Final Offering Memorandum”) disclosing the offering price and other final terms of the Securities and dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement), have been or will be prepared by the Company. “General Disclosure Package” means the Preliminary Offering Memorandum together with any Issuer Free Writing Communication (as hereinafter defined) as set forth in Schedule B to this Agreement and existing at the Applicable Time (as hereinafter defined) as well as the information in it which is intended for general distribution to prospective investors, including, for the avoidance of doubt, the term sheet listing the final terms of the Securities and their offering, included as Schedule C to this Agreement, which is referred to as the “Terms Communication”.

“Applicable Time” means 2:00 p.m. (Eastern time) on the date of this Agreement. “Free Writing Communication” means a written communication (as such term is defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities and is made by means other than the Preliminary Offering Memorandum or the Final Offering Memorandum. “Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company or the Guarantors, used or referred to by the Company or the Guarantors or containing a description of the final terms of the Securities or of their offering, in the form retained in the Company’s records. “Supplemental Marketing Material” means any Issuer Free Writing Communication specified in Schedule D to this Agreement.

Each of the Company and the Guarantors, jointly and severally, hereby agrees with the Purchasers as follows:

2.    Representations and Warranties of the Company and the Guarantors. Each of the Company and the Guarantors, jointly and severally, hereby represents and warrants to, and agrees with, the Purchasers that, as of the Applicable Time and the Closing Date:

(a)    As of its date, the Final Offering Memorandum does not, and as of the Closing Date, the Final Offering Memorandum will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time, the General Disclosure Package does not, and as of the Closing Date, the General Disclosure Package will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the time of its use, the Supplemental Marketing Material, when considered together with the General Disclosure Package did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding three sentences do not apply to statements in or omissions from the Preliminary Offering Memorandum or Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(b)    Except for the Supplemental Marketing Material identified in Schedule D hereto and furnished to the Representative before first use, the Company has not prepared, used or referred to, and will not, without the prior consent of the Representative, prepare, use or refer to any Supplemental Marketing Material in connection with the issuance of the Securities.

(c)    The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with limited liability company power and authority to own or lease its properties and conduct its business as described in the General Disclosure Package. The Company is duly qualified to do business as a foreign limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the financial condition, business, properties or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”). The Company has the limited liability company power and authority to execute and deliver, and to perform its obligations under, each of this Agreement, the Indenture, the Notes, the Registration Rights Agreement and, if issued, the Exchange Notes.

(d)    Each subsidiary of the Company has been duly incorporated or formed, as applicable, is validly existing as a limited liability company or partnership, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, has the limited liability company or limited partnership power, as applicable, and authority to own or lease its properties and conduct its business as described in the General Disclosure Package and to enter into and perform its obligations under each of this Agreement, the Indenture, the Guarantees, the Registration Rights Agreement and the Guarantees of the Exchange Notes, as applicable. Each subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the issued limited liability company and limited partnership interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims (other than Permitted Liens, as defined in the Indenture).

(e)    This Agreement has been duly authorized, executed and delivered by the Company and each Guarantor.

(f)    The Base Indenture has been duly authorized, executed and delivered in accordance with its terms by the Company and each Guarantor, and constitutes a valid and legally binding agreement of the Company and each Guarantor, enforceable against the Company and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles. The Second Supplemental Indenture has been duly authorized by the Company and each Guarantor and, when duly executed and delivered in accordance with its terms by the Company and the Guarantors, assuming due authorization, execution and delivery thereof in accordance with its terms by the Trustee, will constitute a valid and legally binding agreement of the Company and each Guarantor, enforceable against the Company and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles. The Indenture will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Memorandum.

(g)    The Notes on the Closing Date will be in the form contemplated by the Indenture and have been duly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture, and when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered against payment of the purchase price therefor, will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Memorandum, and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles, and will be entitled to the benefits of the Indenture.

(h)    The Exchange Notes have been duly authorized by the Company for issuance and sale pursuant to the Indenture and the Registration Rights Agreement, and when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and the Registration Rights Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles, and will be entitled to the benefits of the Indenture.

(i)    The Guarantees of the Notes on the Closing Date and the Guarantees of the Exchange Notes, if issued, have been duly authorized for issuance pursuant to this Agreement and the Indenture; the Guarantees of the Notes, at the Closing Date, will have been duly executed by each of the Guarantors and, when the Notes have been executed and authenticated in the manner provided for in accordance with the provisions of the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees of the Notes will constitute valid and legally binding agreements of the Guarantors; and when the Exchange Notes have been authenticated in the manner provided for in the Indenture and issued and delivered in accordance with the Registration Rights Agreement, the Guarantees of the Exchange Notes will constitute valid and legally binding obligations of the Guarantors, in each case, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles, and will be entitled to the benefits of the Indenture.

(j)    The Registration Rights Agreement has been duly authorized by the Company and each Guarantor and, when executed and delivered in accordance with its terms by the Company and the Guarantors and, assuming due authorization, execution and delivery thereof by the other parties thereto, the Registration Rights Agreement will have been duly executed and delivered by the Company and the Guarantors and will constitute a valid and legally binding agreement of the Company and the Guarantors, enforceable against the Company and each Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies or by general equity principles.

(k)    No consent, approval, authorization, or order of, or registration or filing with, any governmental agency or body or any court is required for the Company’s or the Guarantors’ execution, delivery and performance of any of this Agreement, the Indenture or the Registration Rights Agreement to which it is party, or the issuance and delivery of the Securities or, if issued, the Exchange Securities, or the consummation of the transactions contemplated hereby and thereby, except (i) such as may be required under applicable state securities laws in connection with the purchase and resale of the Securities by the Purchasers, (ii) those required under the Securities Act in connection with the transactions contemplated by the Registration Rights Agreement and (iii) those that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)    The execution and delivery of this Agreement, the Second Supplemental Indenture and the Registration Rights Agreement, and the performance of this Agreement, the Indenture and the

Registration Rights Agreement, and the issuance and sale of the Securities and compliance with the terms and provisions thereof will not result in (i) a violation of any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Guarantors or any of their properties, (ii) a breach or violation of any of the terms or provisions of, or constitute a default under any agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound or to which any of the properties or assets of the Company or any Guarantor is subject, which breach or violation has not been waived, or (iii) any violation of the provisions of the limited liability company agreement or certificate of formation of the Company, CCL and CCP GP or the provisions of the limited partnership agreement or certificate of formation of CCP (collectively, the “Organizational Documents”), except, in the case of clauses (i) and (ii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)    The Company and/or its applicable subsidiary (x)(i) has good, legal and valid real property interests in the applicable portion of the Site comprising the Corpus Christi Terminal Facility (as defined in the Common Security Agreement) pursuant to the Real Property Documents (as defined in the Common Security Agreement), free and clear of all Liens (as defined in the Common Security Agreement) other than Permitted Liens (as defined in the Common Security Agreement), and (ii) has good, legal and valid real property interests in the applicable portion of the Site comprising the route of Corpus Christi Pipeline (as defined in the Common Security Agreement) free and clear of all Liens (as defined in the Common Security Agreement) other than Permitted Liens (as defined in the Common Security Agreement) and has the power of eminent domain sufficient to permit it to obtain good, legal and valid real property interest in the remainder of the applicable portion of the Site comprising the Corpus Christi Pipeline, in each of cases (i) and (ii) of this clause (x) as is necessary for the Development (as defined in the Common Security Agreement) at the time this representation and warranty is made, and (y) owns good and valid title to its other property and assets included in the Collateral free and clear of all Liens (as defined in the Common Security Agreement) other than Permitted Liens (as defined in the Common Security Agreement) and the Security Documents are effective to create a legal, valid and enforceable Lien (as defined in the Common Security Agreement) on, and security interest in, all of the Collateral, and the holders of the Securities, as Secured Parties (as defined in the Common Security Agreement) have a first priority perfected security interest in, all of the Collateral (subject to Permitted Liens) securing the Senior Debt Obligations, including the Notes.

(n)    Except as disclosed in or contemplated by the General Disclosure Package, the Company and/or its applicable subsidiary possess all permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (collectively, “Governmental Licenses”) necessary to conduct the business associated with their assets in their current stage of development, except where the failure to so possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and neither the Company nor its subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses currently held by them that, if determined adversely to the Company or its subsidiaries, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(o)    Except as disclosed in or contemplated by the General Disclosure Package, the Company and/or its applicable subsidiary possess all Governmental Licenses that are required to develop Stage 1, Stage 2 and the Corpus Christi Pipeline (as such terms are defined in the General Disclosure Package) for their business as described in the General Disclosure Package, except (i) those expected by the Company and/or its subsidiaries to be obtained in the ordinary course by the time they are necessary or (ii) where the failure to so possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(p)    No material labor dispute with the employees of the Company or its subsidiaries exists or, to the knowledge of the Company and the Guarantors, is imminent, that would reasonably be expected to have a Material Adverse Effect.

(q)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and/or its applicable subsidiary owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business of the Company and its subsidiaries, and (ii) the Company and its subsidiaries have not received any notice and are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests in the Company and its subsidiaries.

(r)    Except as disclosed in or contemplated by the General Disclosure Package, the Company and its subsidiaries (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the prevention of pollution, the protection of the environment or human health or safety relating to Hazardous Materials (as defined below), or imposing liability or standards of conduct concerning any Hazardous Materials (“Environmental Laws”) and have been in compliance with such Environmental Laws within any applicable statute of limitation period, (ii) have received all permits, licenses, approvals or other authorizations required of them under applicable Environmental Laws (“Environmental Permits”) to conduct their business as presently conducted, (iii) are in compliance with all terms and conditions of any such Environmental Permits, (iv) do not have any liability in connection with the Release (as defined below) into the environment of any Hazardous Material, (v) have not received any written communication from a governmental authority that alleges that they are in violation of, or liable under, any Environmental Law, (vi) have not received any written communication from any other third party that alleges that they are in violation of, or liable under, any Environmental Law, (vii) have not received written notice from any governmental authority that they are subject to any investigation with respect to any potential violation of or liability under or pursuant to Environmental Laws, (viii) are not subject to any order, judgment, or decree with respect to liability pursuant to Environmental Laws or in connection with Hazardous Materials, except in the case of each of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) as would not, individually or in the aggregate, have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law or which can give rise to liability under any Environmental Law. The term “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment.

(s)    The Company, its subsidiaries and each of their ERISA Affiliates (as defined below) are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company, its subsidiaries or any of their ERISA

Affiliates would have any liability, excluding any reportable event for which a waiver could apply; no “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA); neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412, 430, 4971 or 4975 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company, its subsidiaries or any of their ERISA Affiliates would have any liability that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification. “ERISA Affiliate” means, with respect to the Company and its subsidiaries, any member of any group of organizations described in Section 414 of the Code of which the Company and its subsidiaries are a member. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA).

(t)    Except as disclosed in or contemplated by the General Disclosure Package, there is no (i) action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Company and the Guarantors, threatened, to which the Company or its subsidiaries may be a party or to which their business or property is or may be subject, (ii) statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency with respect to the Company or its subsidiaries or (iii) injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction, to which the Company or its subsidiaries are or may be subject, that, in the case of clauses (i), (ii) and (iii) above, would, individually or in the aggregate, (A) reasonably be expected to have a Material Adverse Effect, (B) prevent or result in the suspension of the offering of the Securities or (C) in any manner draw into question the validity of this Agreement or the Securities.

(u)    The financial statements and the related notes thereto included in the General Disclosure Package present fairly in all material respects the financial position of the Company (on a consolidated basis with its subsidiaries) as of the dates shown and its results of operations and cash flows for the periods shown, and, except as otherwise disclosed in or contemplated by the General Disclosure Package, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis. The statistical and market related data included in the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate in all material respects.

(v)    Since the date of the most recent financial statements of the Company and its subsidiaries included in the General Disclosure Package, (i) there has not been any change in the limited liability company interest, partnership interest or units of the Company or its subsidiaries, or any distribution of any kind declared, set aside for payment, paid or made by the Company or its subsidiaries on any limited liability company interest, partnership interest or units, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the financial condition, business, properties or results of operations of the Company and its subsidiaries; (ii) the Company and its subsidiaries have not entered into any transaction or agreement that is material to the Company or its subsidiaries or incurred any liability or obligation, direct or contingent, that is material to the Company or its subsidiaries; and (iii) the Company and its subsidiaries have not sustained any loss or interference with their business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority that is material to the Company or its subsidiaries, except in the case of each of clauses (i), (ii) and (iii) as otherwise disclosed in or contemplated by the General Disclosure Package.

(w)    Neither the Company nor any Guarantor is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940, as amended (the “Investment Company Act”); and neither the Company nor any Guarantor is and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the General Disclosure Package, will be, an “investment company” as defined in the Investment Company Act.

(x)    No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Securities are listed on any national securities exchange registered under Section 6 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) or quoted in a U.S. automated inter-dealer quotation system.

(y)    None of the Company or any of the Guarantors has taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(z)    Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4 hereof and the Purchasers’ compliance with their agreements set forth herein, (i) the offer and sale of the Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof (and Regulation D thereunder), and by Rule 144A (“Rule 144A”) or Regulation S thereunder (“Regulation S”); and (ii) it is not necessary to qualify an indenture in respect of the Securities under the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(aa)    Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, “Affiliates”) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act. None of the Company nor any of its Affiliates, nor any person acting on their behalf (other than the Purchasers, as to which no representation is made) (i) has, within the six-month period prior to the date hereof, solicited offers for, or offered or sold, in the United States (as defined in Regulation S) or to any U.S. person (as defined in Regulation S, a “U.S. Person”) the Securities or any security of the same class or series as the Securities or (ii) has offered, or will offer or sell, the Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. The Company, its Affiliates and any person acting on their behalf (other than the Purchasers, as to which no representation is made) have complied and will comply with the offering restrictions requirement of Regulation S. The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Securities except for this Agreement.

(bb)    Each of the Company, the Guarantors and their respective Affiliates and all persons acting on their behalf (other than the Purchasers, as to which no representation is made) have complied in all material respects with and will comply in all material respects with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the General Disclosure Package will contain the disclosure required by Rule 902. The Securities sold in reliance on Regulation S will be represented upon issuance by a temporary global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of the Securities Act and only upon certification of beneficial ownership of such Securities by certain persons who are not U.S. Persons (“Non-U.S. Persons”) or U.S. Persons who purchased such Securities in transactions that were exempt from the registration requirements of the Securities Act.

(cc)    On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act, and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(dd)    On the Closing Date, after giving pro forma effect to the offering of the Securities and the use of proceeds therefrom as indicated in the “Use of Proceeds” section of the General Disclosure Package, each of the Company and the Guarantors will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of such person is not less than the total amount required to pay the liabilities of such person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such person is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Securities as contemplated by this Agreement and the General Disclosure Package, such person is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) such person is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged.

(ee)    The Company and its subsidiaries maintain a system of accounting controls that is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ff)    Except as disclosed in or contemplated by the General Disclosure Package, the Company and its subsidiaries are not (i) in violation of their Organizational Documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or its subsidiaries are a party or by which the Company or its subsidiaries are bound or to which any of the property or assets of the Company or its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court, arbitrator or governmental or regulatory authority having jurisdiction over the Company and its subsidiaries or any of its properties, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(gg)    Except as expressly provided by the Registration Rights Agreement, the registration rights agreement, dated May 18, 2016, with respect to the Company’s 7.000% Senior Secured Notes due 2024 and the registration rights agreement, dated December 9, 2016, with respect to the Company’s 5.875% Senior Secured Notes due 2025, there are no contracts, agreements or understandings between the Company, the Guarantors and any person granting such person the right to require the Company or the Guarantors to file a registration statement under the Securities Act with respect to any securities of the Company or the Guarantors or to require the Company or the Guarantors to include such securities with the Securities registered pursuant to any registration statement.

(hh)    Neither the issuance or sale of the Securities, nor the application of the proceeds thereof by the Company as described in the General Disclosure Package, will violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(ii)    The sale of the Securities pursuant to Regulation S is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(jj)    The Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Corpus Christi Stage 1 Liquefaction Facility, dated as of December 6, 2013 (the “EPC Contract (Stage 1)”), between CCL and Bechtel Oil, Gas and Chemicals, Inc. (the “EPC Contractor”); the Guaranty and Indemnity Agreement, effective as of December 6, 2013, entered into by Bechtel Global Energy, Inc. (the “Guarantor”), in favor of CCL (the “Parent Guarantee for Stage 1”); the LNG Sale and Purchase Agreement (FOB), dated April 1, 2014 (the “Endesa SPA No. 1”), between CCL and Endesa Generación, S.A., which was subsequently assigned to Endesa S.A. (“Endesa”), as amended; the LNG Sale and Purchase Agreement (FOB), dated April 7, 2014, as amended (the “Endesa SPA No. 2”), between CCL and Endesa; the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated March 20, 2015, as amended (the “Pertamina SPA”), between CCL and PT Pertamina (Persero); the LNG Sale and Purchase Agreement (FOB), dated July 17, 2014, as amended (the “EDF SPA”), between CCL and Électricité de France, S.A.; the LNG Sale and Purchase Agreement (FOB), dated June 2, 2014 (the “Gas Natural Fenosa SPA”), between CCL and Gas Natural Fenosa LNG SL and subsequently assigned from Gas Natural Fenosa LNG SL to Gas Natural Fenosa LNG GOM, Limited pursuant to the Notice of Binding Assignment and Assumption from Gas Natural Fenosa LNG SL and Gas Natural Fenosa LNG GOM, Limited to CCL, dated as of September 5, 2016; the Guaranty Agreement, dated June 2, 2014 (the “Gas Natural Guaranty”), between CCL and Gas Natural SDG S.A.; the LNG Sale and Purchase Agreement (FOB), dated May 30, 2014 (the “Iberdrola SPA”), between CCL and Iberdrola, S.A.; the LNG Sale and Purchase Agreement (FOB), dated June 30, 2014, as amended (the “Woodside SPA”), between CCL and Woodside Energy Trading Singapore Pte Ltd.; the Guaranty Agreement, dated June 30, 2014 (the “Woodside Guaranty”), between CCL and Woodside Petroleum Limited; the Management Services Agreement, dated May 13, 2015 (the “CCL Management Services Agreement”), between CCL and Cheniere Energy Shared Services, Inc.; the Management Services Agreement, dated May 13, 2015 (the “CCP Management Services Agreement”) between CCP and Cheniere Energy Shared Services, Inc.; the Equity Contribution Agreement, dated as of May 13, 2015 (the “Equity Contribution Agreement”), between the Company and Cheniere Energy, Inc.; the Export Authorization Letter Agreement, dated May 13, 2015 (the “Export Authorization Letter”), between CCL and CMI; the Operations and Maintenance Agreement, dated May 13, 2015 (the “CCL O&M Agreement”) between CCL and Cheniere LNG O&M Services, LLC; the Operations and Maintenance Agreement, dated May 13, 2015 (the “CCP O&M Agreement”), between CCP and Cheniere LNG O&M Services, LLC; the Gas and Power Supply Services Agreement, dated as of May 13, 2015 (the “Gas and Power Supply Services Agreement”), between CCL and Cheniere Energy Shared Services, Inc.; the Real Property Documents (as defined in the Common Security Agreement); the Transportation Precedent Agreement, dated July 21, 2014, as amended (the “TPA”), between CCL and CCP; the La Quinta Ship Channel Franchise, dated March 17, 2015 (the “Franchise”), between the Port of Corpus Christi Authority and CCL; the TGP Precedent Agreement, dated October 8, 2014 (the “TGP Precedent Agreement”) between CCL and Tennessee Gas Pipeline Company, L.L.C.; the Kinder Morgan Intrastate Firm Gas Transportation Agreement, dated September 19, 2014 (the “Kinder Morgan Transportation Agreement”) among CCL, Kinder Morgan Texas Pipeline LLC and Kinder Morgan Tejas Pipeline LLC; the Contractual Service Agreement, dated October 21, 2015 , between CCL and GE Oil & Gas, Inc. (the “GE CSA”); the Construction Agreement for the Corpus Christi Pipeline Project, dated November 10, 2016, between CCP and Associated Pipe Line Contractors, Inc. (the “Associated Pipeline Agreement”); the Construction Agreement for the Corpus Christi Pipeline Project, between CCP and Ref-Chem, L.P., dated as of November 3, 2016 (the “Ref-Chem Agreement”); and the Construction Agreement for the Corpus Christi Pipeline Project, dated November 4, 2016, between CCP and Sunland Construction, Inc. (the “Sunland Agreement” and, together with the EPC Contract (Stage 1), the Parent Guarantee for Stage 1, the Endesa SPA No. 1, the Endesa SPA No. 2, the Pertamina SPA, the EDF SPA, the Gas Natural Fenosa SPA, the Gas Natural Guaranty, the Iberdrola SPA, the Woodside SPA, the Woodside Guaranty, the CCL Management Services Agreement, the CCP Management Services Agreement, the Equity Contribution Agreement, the Export Authorization Letter, the CCL O&M Agreement, the CCP O&M Agreement, the Gas and Power Supply Services Agreement, the Real Property Documents (as defined in the Common Security Agreement), the TPA, the Franchise, the TGP Precedent Agreement, the Kinder Morgan Transportation Agreement, the GE CSA, the Associated Pipeline Agreement and the Ref-Chem Agreement, the “Material Project Agreements”), are, except as disclosed in or contemplated by the General Disclosure Package, each in full force and effect, subject to any conditions subsequent contained therein, and each constitutes a valid and legally binding obligation of the Company or the Guarantor party thereto, as applicable, and, to the Company’s and the Guarantors’ knowledge, each of the other parties thereto (the “Other Parties”). Except as disclosed in or contemplated by the General Disclosure Package, neither the Company, the Guarantors nor any of the Other Parties to any Material Project Agreement (to the Company’s and the Guarantors’ knowledge), are in breach, violation or default thereof, and, to the Company’s and the Guarantors’ knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by the Company, the Guarantors or, to the Company’s and the Guarantors’ knowledge, any Other Party, or permit termination, modification or acceleration by the Other Parties, under the Material Project Agreements, except the failure by the Company to give certain immaterial notices by the dates specified in such agreements.

(kk)    None of the Company or the Guarantors is classified as an association (or publicly traded partnership) taxable as a corporation for United States federal income tax purposes.

(ll)    The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which they are engaged, and all such insurance is in full force and effect.

(mm)    KPMG LLP, who has certified certain financial statements of the Company and delivered its report with respect to the audited consolidated financial statements and schedules included in the General Disclosure Package and the Final Offering Memorandum, is an independent public accounting firm with respect to the Company in accordance with U.S. generally accepted accounting principles.

(nn)    The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with, in each case to the extent applicable, the financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the anti-money laundering statutes of all jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company and the Guarantors, threatened.

(oo)    (A) None of the Company, nor any of its subsidiaries, nor any director, officer, employee thereof, or to the knowledge of the Company and the Guarantors, any agent or affiliate thereof (except as disclosed in Cheniere Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Commission on February 24, 2017, the Company’s Quarterly Report on From 10-Q for the three months ended March 31, 2017, as filed with the Commission on May 4, 2017 or the Company’s

Registration Statement on Form S-4 as filed with the Commission on March 23, 2017), is an individual or entity (“Person”) that is currently:

(i)    the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State (collectively, “Sanctions”), nor

(ii)    located, organized or resident in a country or territory that is currently the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(B)    The Company represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person that is, at the time of such transaction:

(i)    the subject of any Sanctions, nor

(ii)    located, organized or resident in a country or territory that is the subject of Sanctions.

(pp)    (i)    None of the Company or its subsidiaries or affiliates, or any director, officer, or employee thereof, or to the Company’s and the Guarantors’ knowledge, any agent of the Company or of any of such agent’s subsidiaries or affiliates acting on behalf of the Company or its subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any person holding a legislative, administrative or judicial office, or any political party or party official or candidate for political office) to influence official action, including the failure to perform an official function, or secure an improper advantage in violation of applicable anti-corruption laws;

(ii)    the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein;

(iii)    neither the Company nor its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws; and

(iv)    there are no pending or, to the knowledge of the Company and the Guarantors, threatened, legal proceedings, or, to the knowledge of the Company and the Guarantors, any investigations by any governmental entity, with respect to violation of any anti-corruption laws, relating to the business of the Company or any of its subsidiaries.

(qq)    The Common Security Agreement was effective to create, in favor of the Security Trustee for the benefit of Senior Creditors (as defined in the Common Security Agreement), as collateral security for the payment and performance of the obligations secured thereby, a valid and enforceable security interest in the Collateral (as defined in the Common Security Agreement, the “Collateral”) covered or purported to be covered thereby. The prior recordation of (i) the Deed of Trust, Assignment of

Rents and Leases, Security Agreement and Fixture Filing, effective as of May 13, 2015, by CCL, for the benefit of Société Générale, in its capacity as Security Trustee, in Nueces and San Patricio Counties, (ii) the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, effective as of May 13, 2015, by CCP, for the benefit of Société Générale, in its capacity as Security Trustee, in Nueces and San Patricio Counties, (iii) the Modification Agreement, effective as of August 16, 2016, and the Second Modification Agreement, dated as of January 24, 2017, in each case by and between CCP and Société Générale, in its capacity as Security Trustee, and (iv) the prior filing of the UCC-1 financing statements in connection with the Security Documents (as defined in the Common Security Agreement, the “Security Documents”), with the priority created thereby are sufficient to perfect by such recordation or filing in each jurisdiction where required to perfect the lien and security interest in personal property and fixtures described therein, and it is not necessary to make any new filings or take any other action to perfect, or to maintain the perfection, of such liens and security interests.

(rr)    Upon the execution and delivery of the Accession Agreement (which document shall be substantially in the form attached as Schedule D-1 to the Common Security Agreement) (the “Accession Agreement”), to which the Trustee, the Security Trustee, the Intercreditor Agent, the Company and the Guarantors will be a party on the Closing Date, the Securities will constitute Senior Debt (as defined in the Common Security Agreement, “Senior Debt”) that is pari passu with all other Senior Debt and will be secured by the Collateral equally and ratably with the all other Senior Debt.

(ss)    As of the Closing Date, except with respect to Permitted Liens (as defined in the Indenture), there will be no Lien (as defined in the Indenture) on any assets or property of the Company or the Guarantors.

(tt)    Each of the Finance Documents (as defined in the Common Security Agreement, the “Finance Documents”), to the extent entered into as of the date hereof, is in full force and effect and constitutes a valid and legally binding obligation of the Company and the Guarantors, as applicable. Except as disclosed in or contemplated by the General Disclosure Package, neither the Company nor the Guarantors are in material breach, violation or default thereof, and no event has occurred which with notice or lapse of time or both would constitute a material breach, violation or default by the Company or the Guarantors or permit termination, modification or acceleration, under the Finance Documents.

3.    Purchase, Sale and Delivery of Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company and each Guarantor agrees to sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company and the Guarantors on the Closing Date (as hereinafter defined), at a purchase price of 99.16226453% of the principal amount of the Securities, plus interest from and including May 19, 2017 to but excluding the Closing Date (as hereinafter defined), the respective principal amounts of the Securities set forth opposite the names of the several Purchasers in Schedule A hereto.

The Company will deliver against payment of the purchase price the Securities to be offered and sold by the Purchasers in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global securities in registered form without interest coupons (the “Regulation S Global Securities”) which will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The Company will deliver against payment of the purchase price the Securities to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser in reliance on Rule 144A (the “144A Securities”) in the form of one or more permanent global securities in definitive form without interest coupons (the “Restricted Global Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Final Offering Memorandum. Until

the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Securities, interests in the Regulation S Global Securities may only be held by the DTC participants for the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Interests in any permanent global securities will be held only in book-entry form through Euroclear, Clearstream, Luxembourg or DTC, as the case may be, except in the limited circumstances described in the Final Offering Memorandum.

Payment for the Regulation S Securities and the 144A Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representative drawn to the order of the Company at the office of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, at 9:00 a.m. (Eastern time), on May 19, 2017, or at such other time not later than five (5) full business days thereafter as the Representative and the Company determine, such time being herein referred to as the “Closing Date,” against delivery to the Trustee as custodian for DTC of (i) the Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Securities representing all of the 144A Securities. The Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the above office of Skadden, Arps, Slate, Meagher & Flom LLP at least 24 hours prior to the Closing Date.

4.    Representations by Purchasers; Resale by Purchasers.

(a)    Each Purchaser severally represents and warrants to the Company that it will offer the Securities for sale upon the terms and conditions set forth in this Agreement and in the General Disclosure Package (“Exempt Resales”). Each of the Purchasers severally represents and warrants to, and agrees with, the Company, on the basis of the representations, warranties and agreements of the Company and the Guarantors, that such Purchaser: (i) is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”) with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Securities; (ii) is purchasing the Securities pursuant to a private sale exempt from registration under the Securities Act; and (iii) in connection with the Exempt Resales, will solicit offers to buy the Securities only from, and will offer to sell the Securities only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the General Disclosure Package. “Eligible Purchasers” as used herein, shall refer to (i) persons whom each Purchaser reasonably believes to be QIBs and (ii) outside the United States to Non-U.S. Persons in offshore transactions in reliance on Regulation S.

(b)    Each Purchaser severally acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has offered and sold the Securities, and will offer and sell the Securities, (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of the Securities Act or Rule 144A. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Securities, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

(c)    Each Purchaser severally agrees that it and each of its affiliates have not entered and will not enter into any contractual arrangement with respect to the distribution of the Securities except for any such arrangements with the other Purchasers or affiliates of it or the other Purchasers or with the prior written consent of the Company.

(d)    Each Purchaser severally agrees that it and each of its affiliates will not offer or sell the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, or that it otherwise has taken or will take reasonable steps to ensure that each purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A.

(e)    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Purchaser represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Securities to the public in that Relevant Member State at any time:

(i)    to “qualified investors” as defined in the Prospectus Directive;

(ii)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) as permitted under the Prospectus Directive; or

(iii)    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to in (i) to (iii) above shall require the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

(f)    Each of the Purchasers severally represents, warrants and agrees as follows:

(i)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or persons falling within Article 49(2)(a) to (d) of the Order or in circumstances in which section 21 of FSMA does not apply to the Company; and

(ii)    it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

5.    Certain Agreements of the Company. The Company and the Guarantors, jointly and severally, agree with the Purchasers that:

(a)    The Company will promptly advise the Representative of any proposal to amend or supplement the Preliminary Offering Memorandum, the Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material and will not effect such amendment or supplement without the Representative’s consent, such consent not to be unreasonably withheld. If, at any time prior to the completion of the resale of the Securities by the Purchasers, there occurs an event or development as a result of which any document included in the Preliminary Offering Memorandum or the Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material, if republished immediately following such event or development, included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company promptly will notify the Representative of such event and promptly will prepare and furnish, at its own expense, to the Purchasers and the dealers and to any other dealers at the request of the Representative, an amendment or supplement which will correct such statement or omission. Neither the Representative’s consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6. The second sentence of this subsection does not apply to statements in or omissions from any document in the Preliminary Offering Memorandum or Final Offering Memorandum, the General Disclosure Package or any Supplemental Marketing Material made in reliance upon and in conformity with written information furnished to the Company by the Purchasers specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(b)    The Company will furnish to the Representative copies of the Preliminary Offering Memorandum, each other document comprising a part of the General Disclosure Package, the Final Offering Memorandum, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as the Representative reasonably requests. At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish or cause to be furnished to the Representative and, upon request, to each of the other Purchasers and, upon request of holders and prospective purchasers of the Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Securities. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.

(c)    The Company will arrange for the qualification of the Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Representative designates and will continue such qualifications in effect so long as required for the resale of the Securities by the Purchasers, provided that the Company will not be required to qualify as a foreign limited liability company or to file a general consent to service of process in any such jurisdiction or to take any action that would subject itself to taxation based on income or revenues in any such jurisdiction where it is not currently subject to taxation.

(d)    During the period of one year after the Closing Date, the Company will furnish to the Representative and, upon request, to each of the other Purchasers, as soon as practicable after the end of each fiscal year, a copy of the Company’s annual report for such year; and the Company will furnish to the Representative and, upon request, to each of the other Purchasers as soon as available, a copy of each report and any definitive proxy statement of the Company and of any Guarantor that is a reporting company filed with the Commission under the Exchange Act or mailed to unitholders. However, so long as the Company timely files reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) as if the Company were subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act, it is not required to furnish such reports or statements to the Purchasers.

(e)    During the period of one year after the Closing Date, the Company will, upon reasonable request, furnish to the Representative, each of the other Purchasers and any holder of Securities a copy of the restrictions on transfer applicable to the Securities.

(f)    During the period of one year after the Closing Date, the Company will not, and will not permit any of its Affiliates to, resell any of the Securities that have been reacquired by any of them. Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of (i) the sale of the Securities by the Company and the Guarantors to the Purchasers, (ii) the resale of the Securities by the Purchasers to any subsequent purchasers or (iii) the resale of the Securities by such subsequent purchasers to others.

(g)    During the period of one year after the Closing Date, neither the Company nor any of the Guarantors will be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(h)    None of the Company, the Guarantors, or their respective Affiliates, or any person acting on their behalf (other than the Purchasers, as to which no representation is made) will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Securities in the United States or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or engage in any directed selling efforts (as that term is defined in Regulation S) in the United States with respect to the Securities, and the Company, the Guarantors and their respective Affiliates and each person acting on its or their behalf (other than the Purchasers) will comply with the offering restrictions requirement of Regulation S.

(i)    The Company will cooperate with the Purchasers and use its best efforts to permit the Securities to be eligible for clearance and settlement through DTC, Euroclear and Clearstream, Luxembourg.

(j)    Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company will pay all expenses incidental to the performance of its respective obligations under this Agreement, the Indenture, the Registration Rights Agreement and the Security Documents, including but not limited to: (i) the fees and expenses of the Trustee, the Common Security Trustee and any transfer agent, registrar or depositary and their professional advisers for which the Company is responsible; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Securities, including any withholding, stamp, transfer or other similar taxes in connection with the original issuance and sale of Securities, the preparation and printing of this Agreement, the Security Documents, the Securities, the Indenture, the Registration Rights Agreement, the Preliminary Offering Memorandum, any other documents comprising any part of the General Disclosure Package, the Final Offering Memorandum, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Securities, including the fees, disbursements and expenses of the Company’s counsel, Company’s accountants and any other advisors to the Company; (iii) all filing costs and expenses relating to the perfection of security interests in the Collateral, as set forth in the Security Documents; (iv) the cost of any advertising approved by the Company in connection with the issue of the Securities; (v) any expenses (including reasonable fees and disbursements of counsel to the Purchasers) incurred in connection with qualification of the Securities for sale under the laws of such jurisdictions in the United States and Canada as the Representative designates and the preparation and printing of memoranda relating thereto; (vi) any fees charged by investment rating agencies for the rating of the Securities; (vii) all fees, disbursements and expenses of the Independent Engineer and Market Consultant, and any other third-party consultants who have prepared reports in connection with the transactions contemplated by this Agreement, in each case for which the Company is responsible; (viii) expenses incurred in distributing the Preliminary Offering Memorandum, any other documents comprising any part of the General Disclosure Package, the Final Offering Memorandum (including any amendments and supplements thereto, including any form of electronic distribution) and any Supplemental Marketing Material to the Purchasers; (ix) all reasonable and documented out-of-pocket expenses (other than the fees, expenses and disbursements of counsel to the Purchasers) incurred by the Representative in connection with the transactions contemplated in this Agreement; and (x) all other reasonable and documented costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. The Company will also pay or reimburse the Representative (to the extent incurred by it) for reasonable, documented, out-of-pocket costs and expenses of the Representative and the Company’s officers and employees relating to investor presentations on any “road show” in connection with the offering and sale of the Securities including, without limitation, any such travel expenses of the Company’s officers and employees and any other expenses of the Company including, subject to prior approval by the Company, the chartering of airplanes.

(k)    The Company will use the net proceeds received in connection with the offering of the Securities in the manner described in the “Use of Proceeds” section of the General Disclosure Package.

(l)    In connection with the offering of the Securities, until the Representative shall have notified the Company of the completion of the resale of the Securities, neither the Company nor any of its Affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its Affiliates has a beneficial interest any Securities or attempt to induce any person to purchase any Securities; and neither it nor any of its Affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Securities.

(m)    Until the Closing Date, the Company and the Guarantors will not, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Company or the Guarantors and having a maturity of more than one year from the date of issue or any securities convertible or exchangeable or exercisable for any such securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up

Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to Lock-Up Securities or publicly disclose the intention to take any such action (other than as contemplated by this Agreement and the Registration Rights Agreement or in connection with pre-existing obligations with respect to debt securities issued under the Base Indenture), without the prior written consent of the Representative. The Company and the Guarantors will not at any time directly or indirectly, take any action referred to in clauses (i) through (v) above with respect to any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(a)(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Securities.

6.    Free Writing Communications.

(a)    The Company represents and agrees that, unless it obtains the prior consent of the Representative, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Company and Representative, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Communication.

(b)    The Company consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Securities or their offering or (B) information that describes the final terms of the Securities or their offering and that is included in the Terms Communication or is subsequently included in the Final Offering Memorandum, including by means of a pricing term sheet in the form of the Terms Communication included in Schedule C hereto, or (ii) does not contain any material information about the Company or its securities that was provided by or on behalf of the Company, it being understood and agreed that the Company shall not be responsible to any Purchaser for liability arising from any inaccuracy in such Free Writing Communications referred to in clause (i) or (ii) because it differed from the information in the Preliminary Offering Memorandum, the Final Offering Memorandum or the General Disclosure Package.

7.    Conditions of the Obligations of the Purchasers. The several obligations of the Purchasers to purchase and pay for the Securities as provided herein are subject to the satisfaction or waiver, as determined by the Representative of the following conditions precedent:

(a)    The Representative shall have received letters, dated (A) the date hereof, of KPMG LLP, in form and substance satisfactory to the Representative and (B) the Closing Date, of KPMG LLP, in form and substance satisfactory to the Representative, which letters shall each contain confirming statements and information of the type ordinarily included in “accountants’ comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the General Disclosure Package and the Final Offering Memorandum, except that the specific date referred to therein for the carrying out of procedures shall be no more than three (3) business days prior to the date of such letter.

(b)    Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the financial condition, results of operations, business or properties of the Company from that set forth in the General Disclosure Package provided to prospective purchasers of the Securities which, in the reasonable judgment of the Representative, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Securities in the manner contemplated in the General Disclosure Package or (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62)

under the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook.

(c)    The representations and warranties of the Company and the Guarantors contained in this Agreement shall be true and correct on and as of the Applicable Time and on and as of the Closing Date as if made on and as of the Closing Date.

(d)    The Representative shall have received on the Closing Date (i) an opinion of Sullivan & Cromwell LLP, counsel for the Company, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Exhibit A-1 hereto and to such further effect as counsel to the Purchasers may reasonably request, (ii) a negative assurance letter of Sullivan & Cromwell LLP, counsel for the Company, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Exhibit A-2 hereto and to such further effect as counsel to the Purchasers may reasonably request, (iii) an opinion of Orrick, Herrington & Sutcliffe LLP, regulatory counsel for the Company, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Exhibit B hereto and to such further effect as counsel to the Purchasers may reasonably request, and (iv) an opinion of Andrews Kurth LLP, Texas counsel for the Company, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Exhibit C hereto and to such further effect as counsel to the Purchasers may reasonably request. Such opinions and letter shall be dated as of the Closing Date and rendered to the Purchasers at the request of the Company and shall so state therein.

(e)    The Representative shall have received on the Closing Date from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Purchasers, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representative may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(f)    The Representative shall have received on the Closing Date a certificate, dated the Closing Date, of an executive officer of the Company and each Guarantor and a principal financial or accounting officer of the Company and each Guarantor in which such officers, to their knowledge after reasonable investigation, shall state to the effect set forth in Section 7(b)(ii) hereof and that the representations and warranties of the Company and each Guarantor in this Agreement were true and correct as of the Applicable Time and are true and correct as of the Closing Date, that the Company and each Guarantor has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change in the financial condition, results of operations, business or properties of the Company or the Guarantors except as set forth in the General Disclosure Package or as described in such certificate.

(g)    The Company and the Guarantors shall have executed and delivered the Second Supplemental Indenture, in form and substance reasonably satisfactory to the Representative, and the Representative shall have received executed copies thereof.

(h)    The Company and the Guarantors shall have executed and delivered the Registration Rights Agreement, in form and substance reasonably satisfactory to the Representative, and the Representative shall have received executed copies thereof.

(i)    On or prior to the Closing Date, copies of the Finance Documents entered into on or prior to the Closing Date (other than the Indenture and the Securities) in the forms as previously delivered to the Purchasers or their counsel, shall be in full force and effect, no default or event of default (as such terms are defined in each such Finance Document) under any Finance Document shall have occurred and be continuing which would reasonably be expected to have a Material Adverse Effect.

(j)    The Independent Engineer shall have delivered the Independent Engineer’s Reliance Letter to the Representative; and since April 26, 2017, the date of the Independent Engineer’s Monthly Construction Report (the “Independent Engineer’s Report”), nothing has come to the attention of the Independent Engineer in connection with the preparation of the Independent Engineer’s Report which would cause the Independent Engineer to believe that the Independent Engineer’s Report, as of its date, was inaccurate or misleading in any material respect, as evidenced by a certificate of an authorized representative of the Independent Engineer, dated the Closing Date, confirming the matters set forth in this paragraph in form and substance reasonably satisfactory to the Representative.

(k)    The Representative shall have received for its own account all fees due and payable to the Representative pursuant to this Agreement and all such costs and expenses for which invoices have been presented (collectively, the “Closing Date Transaction Costs”). All such amounts will be paid with proceeds of the Securities and will be reflected in the funding instructions given by the Company to the Purchasers on or before the Closing Date.

(l)    The sale of the Securities shall not be enjoined (temporarily or permanently) on the Closing Date.

(m)    On or before the Closing Date, the Representative and Skadden, Arps, Slate, Meagher & Flom LLP shall have received such information, documents and letters as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

(n)    The Trustee shall have received an opinion of Sullivan & Cromwell LLP, counsel for the Company, in form reasonably satisfactory to the Trustee.

The Company will furnish the Representative with such conformed copies of such opinions, certificates, letters and documents as the Representative reasonably request.

8.    Indemnification and Contribution.

(a)    Each of the Company and the Guarantors, jointly and severally, agrees to indemnify and hold harmless each Purchaser, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Securities) to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum or the Final Offering Memorandum, in each case as amended or supplemented or any Issuer Free Writing Communication (including without limitation, any Supplemental Marketing Material), or arise out, of or are based upon, the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b)    Each Purchaser, severally and not jointly, will indemnify and hold harmless each of the Company, each Guarantor and each of their respective partners, members, directors, officers and each person, if any, who controls the Company or any Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), against any losses, claims, damages or liabilities or any actions in respect thereof, to which such Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum or the Final Offering Memorandum, in each case as amended or supplemented, or any Issuer Free Writing Communication or arise out of, or are based upon, the omission or the alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser specifically for use therein; and, subject to the limitation set forth in the immediately preceding clause, will reimburse any legal or other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability or action in respect thereof, as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary Offering Memorandum and the Final Offering Memorandum: the names of the Purchasers on the cover page and under the heading “Plan of Distribution;” the information in (i) the second sentence of the fourth paragraph, (ii) the first, second, third, fourth, fifth, eighth, ninth and tenth sentences of the eighth paragraph, (iii) the third sentence of the ninth paragraph; (iv) the third, eighth and tenth sentences of the tenth paragraph; (v) the following language from the seventh sentence of the tenth paragraph: “and certain of those initial purchasers or their affiliates that have a lending relationship with us, CQP, Cheniere or any of their affiliates routinely hedge, certain of the initial purchasers or their affiliates are likely to hedge and certain other of those initial purchasers or their affiliates may hedge, their credit exposure to us, CQP, Cheniere or their affiliates consistent with their customary risk management policies”; and (vi) the first sentence of the thirteenth paragraph, under the heading “Plan of Distribution;” provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s or the Guarantors’ failure to perform their obligations under Section 5(a) of this Agreement.

(c)    Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action or proceeding (including a governmental investigation), such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, the Representative shall have the right to retain counsel to represent jointly the Purchasers, but the fees and expenses of such counsel shall be at the expense of such Purchasers unless (i) the Company and the Purchasers shall have mutually agreed to the retention of such counsel, (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Purchasers, (iii) the Purchasers shall have reasonably concluded and have been advised by counsel that there may be legal defenses available to them that are different from or in addition to those available to the Company, or (iv) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Purchasers and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Such firm shall be designated in writing by the Representative, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). No indemnifying party shall, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d)    If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Securities or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Guarantors from the sale of the Securities, on the one hand, bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement, on the other hand. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding any other provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue statement or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

(e)    The obligations of the Company and the Guarantors under this Section shall be in addition to any liability which the Company and the Guarantors may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of the Purchasers under this Section shall be in addition to any liability which the Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company and the Guarantors within the meaning of the Securities Act or the Exchange Act.

(f)    The indemnity and contribution provisions contained in this Section 8 and the representations and warranties of the Company and the Guarantors contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Party or any Purchaser Indemnified Party and (iii) acceptance of and payment for any of the Securities.

9.    Termination. The Representative may terminate this Agreement by notice given by the Representative to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, the New York Stock Exchange, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over the counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities, or (v) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency such that, in each case, in the reasonable judgment of the Representative, makes it impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the General Disclosure Package or the Final Offering Memorandum.

10.    Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase Securities hereunder on the Closing Date and the aggregate principal amount of the Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of the Securities, the Representative may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Purchasers, but if no such arrangements are made by such Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities that such defaulting Purchasers agreed but failed to purchase on the Closing Date. If any Purchaser or Purchasers so default and the aggregate principal amount of Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Securities that Purchasers are required to purchase on the Closing Date and arrangements satisfactory to the Representative and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 11. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.

11.    Survival of Certain Representations and Obligations. The indemnities, agreements, representations, warranties and other statements of the Company and the Guarantors or their officers and of the Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If the Company shall, in its sole discretion, fail or refuse to sell the Securities to the Purchasers, the Company will reimburse the Representative for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by it pursuant to the terms of this Agreement in connection with the offering of the Securities.

12.    Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or telegraphed and confirmed to the Representative, c/o RBC Capital Markets, LLC, Attention: High Yield Capital Markets, Three World Financial Center, 200 Vesey Street, 8th floor, New York, New York 10281-8098 or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Cheniere Corpus Christi Holdings, LLC, 700 Milam Street, Suite 1900, Houston, Texas 77002, Attention: Chief Financial Officer; provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Purchaser.

13.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and any Indemnified Party and any Purchaser Indemnified Party, and no other person will have any right or obligation hereunder, except that holders of Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.

14.    Representation of Purchasers. The Representative will act for the several Purchasers in connection with the transaction contemplated by this Agreement, and any action under this Agreement taken by the Representative will be binding upon all the Purchasers.

15.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

16.    Absence of Fiduciary Relationship. The Company and the Guarantors acknowledge and agree that:

(a)    The Purchasers have been retained solely to act as initial purchasers in connection with the initial purchase, offering and resale of the Securities and that no fiduciary, advisory or agency relationship between the Company, the Guarantors and the Purchasers has been created in respect of any of the transactions contemplated by this Agreement or the Preliminary Offering Memorandum or the Final Offering Memorandum, irrespective of whether the Purchasers have advised or are advising the Company or the Guarantors on other matters;

(b)    The purchase price of the Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Purchasers and the Company, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)    The Company and the Guarantors have been advised that the Purchasers and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Guarantors and that the Purchasers have no obligation to disclose such interests and transactions to the Company and the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d)    The Company and the Guarantors waive, to the fullest extent permitted by law, any claims they may have against the Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty arising out of the transactions contemplated by this Agreement and agree that the Purchasers shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting such fiduciary duty claim on behalf of or in right of the Company and the Guarantors, including stockholders, employees or creditors of the Company and the Guarantors.

17.    Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

18.    European Bail-In Legislation.

(a)    As used in this Section 18 below, (i) “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; (ii) “Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation; (iii) “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; (iv) “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499; (v) “BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.; (vi) “BRRD Party” means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD; and (vii) “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to a BRRD Party.

(b)    Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between any BRRD Party, the Company and the Guarantors, the Company and the Guarantors acknowledge and accept that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority , and acknowledge, accept, and agree to be bound by: (i) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to the Company or the Guarantors under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof, (A) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon; (B) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person, and the issue to or conferral on the Company or the Guarantors of such shares, securities or obligations; (C) the cancellation of the BRRD Liability; and (D) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and (ii) the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

19.    Entire Agreement. This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company, the Guarantors and the Purchasers with respect to the preparation of the Preliminary Offering Memorandum, the General Disclosure Package, the Final Offering Memorandum, the conduct of the offering, and the purchase and sale of the Securities. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Guarantors and the Purchasers, or any of them, with respect to the subject matter hereof.

20.    Applicable Law. This Agreement and any claim, controversy or dispute occurring under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

21.    Submission to Jurisdiction. The Company and the Guarantors hereby submit to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Representative’s understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company, the Guarantors and the several Purchasers in accordance with its terms.

Very truly yours,

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	President and Chief Financial Officer

CORPUS CHRISTI LIQUEFACTION, LLC

By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Chief Financial Officer

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Chief Financial Officer

CORPUS CHRISTI PIPELINE GP, LLC

By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Chief Financial Officer

[Signature Page to Purchase Agreement]

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

RBC CAPITAL MARKETS, LLC for itself and as Representative of the several Purchasers

/s/ Steve Pedone
Name:	Steve Pedone
Title:	Managing Director

[Signature Page to Purchase Agreement]

SCHEDULE A

Initial Purchasers

Purchaser	Principal Amount of Securities
RBC Capital Markets, LLC	$89,899,116.20
BNP Paribas Securities Corp.	$69,656,157.30
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$89,899,116.20
Credit Suisse Securities (USA) LLC	$82,113,362.77
Commonwealth Bank of Australia	$57,781,171.07
Goldman Sachs & Co. LLC	$63,631,353.85
HSBC Securities (USA) Inc.	$56,179,406.08
ING Financial Markets LLC	$89,474,438.74
J.P. Morgan Securities LLC	$69,656,157.31
Lloyds Securities Inc.	$69,656,157.30
Mizuho Securities USA LLC	$101,931,644.22
Morgan Stanley & Co. LLC	$89,899,116.20
MUFG Securities Americas Inc.	$64,816,697.99
Scotia Capital (USA) Inc.	$89,474,438.74
SG Americas Securities, LLC	$89,899,116.19
SMBC Nikko Securities America, Inc.	$117,841,277.93
Standard Chartered Bank	$46,509,841.97
BBVA Securities Inc.	$38,310,886.52
Credit Agricole Securities (USA) Inc.	$38,310,886.52
ABN AMRO Securities (USA) LLC	$46,169,638.10
CIT Capital Securities LLC	$6,481,669.80
Loop Capital Markets LLC	$25,926,679.20
Raymond James & Associates, Inc.	$6,481,669.80

Total	$1,500,000,000

SCHEDULE B

Issuer Free Writing Communications (included in the General Disclosure Package)

1.    Final term sheet, dated May 15, 2017, a copy of which is attached hereto as Schedule C.

SCHEDULE C

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

5.125% SENIOR SECURED NOTES DUE 2027

Pricing Term Sheet

May 15, 2017

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

U.S.$1,500,000,000 5.125% Senior Secured Notes due 2027

PRICING TERM SHEET

This term sheet to the preliminary offering memorandum, dated May 15, 2017, of Cheniere Corpus Christi Holdings, LLC (the “Preliminary Offering Memorandum”), should be read together with the Preliminary Offering Memorandum before making a decision in connection with an investment in the notes. The information in this term sheet supersedes the information in the Preliminary Offering Memorandum to the extent that it is inconsistent therewith. Capitalized terms not defined but otherwise used herein shall have the meanings set forth in the Preliminary Offering Memorandum.

Issuer:	Cheniere Corpus Christi Holdings, LLC (the “Issuer”)
Size:	U.S.$1,500,000,000
Issue:	5.125% Senior Secured Notes due 2027 (the “Notes”)
Maturity:	June 30, 2027
Coupon (Interest Rate):	5.125%
Price to Public:	100.00% of principal amount, plus accrued interest, if any, from May 19, 2017
Yield to Maturity:	5.125%
Spread to Benchmark Treasury:	+278 bps
Benchmark Treasury:	2.375% UST due May 15, 2027
Interest Payment Dates:	June 30 and December 31 of each year, commencing December 31, 2017. Any accrued and unpaid interest on the Notes at maturity will be paid on the maturity date.
Optional Redemption:	Prior to January 1, 2027, make-whole at T + 50 basis points
Trade Date:	May 15, 2017
Settlement Date:	May 19, 2017
144A CUSIP/ISIN:	16412X AE5 / US16412XAE58
Reg S CUSIP/ISIN:	U16327 AC9 / USU16327AC92
Minimum Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof
Governing Law of the Notes:	New York
Confirmed Rating*:	Moody’s: Ba3 S&P: BB-
Joint Bookrunners:	RBC Capital Markets BNP PARIBAS BofA Merrill Lynch Commonwealth Bank of Australia Credit Suisse Goldman, Sachs & Co. HSBC ING J.P. Morgan Lloyds Securities

Mizuho Securities Morgan Stanley MUFG Scotiabank SOCIETE GENERALE SMBC Nikko Standard Chartered Bank
Joint Lead Managers:	BBVA Credit Agricole CIB
Co-Managers	ABN AMRO CIT Capital Securities Loop Capital Markets Raymond James
Settlement	The Notes will be delivered against payment therefor on the fourth business day following the trade date (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery date will be required, by virtue of the fact that the Notes initially settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the Notes during such period should consult their advisors.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold (i) to persons in the United States that are reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A thereunder, and (ii) to persons outside the United States in accordance with Regulation S under the Securities Act.

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Notes or the offering. This communication does not constitute an offer to sell or the solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

SCHEDULE D

ADDITIONAL WRITTEN COMMUNICATION

1.    Net RoadShow or similar pre-recorded roadshow.

EXHIBIT A-1

FORM OF OPINION OF SULLIVAN & CROMWELL LLP

EXHIBIT A-2

FORM OF NEGATIVE ASSURANCE LETTER OF SULLIVAN & CROMWELL LLP

EXHIBIT B

FORM OF OPINION OF ORRICK, HERRINGTON & SUTCLIFFE LLP

EXHIBIT C

FORM OF OPINION OF ANDREWS KURTH LLP